                                                     EXHIBIT 4A




         ALBERTSON'S EMPLOYEES' TAX DEFERRED SAVINGS PLAN




















     Second Amendment and Restatement Effective February 1, 1989

                      TABLE OF CONTENTS

                                                         Page

ARTICLE I - DEFINITIONS...................................2

ARTICLE II - SERVICE AND LEAVE OF ABSENCE
     2.1  Year of Service.................................7
     2.2  One Year Break in Service.......................7
     2.3  Hours of Service................................8

ARTICLE III - ELIGIBILITY AND PARTICIPATION
     3.1  Initial Participation...........................10
     3.2  Termination of Participation....................10
     3.3  Participation Following Re-Employment or
     Ineligible Employment................................11

ARTICLE IV - SALARY DEFERRAL CONTRIBUTIONS
     4.1  Amount of Contributions.........................12
     4.2  Salary Deferral Agreements......................12
     4.3  Limitation on Salary Deferral
     Contributions........................................13
     4.4  Adjustment to Actual Deferral Percentage........13
     4.5  Supplemental Company Contributions..............14
     4.6  Time for Payment................................14
     4.7  Duties of Trustees Regarding Company
     Contributions........................................15
     4.8  Return of Contributions.........................15
     4.9  For Exclusive Benefit of Employees..............15
     4.10 Hardship Withdrawals During Employment..........16

ARTICLE V - ACCOUNTS, ALLOCATIONS AND VESTING
     5.1  Participant Accounts............................18
     5.2  General Limitation on Allocations to
     Participants.........................................18
     5.3  Vesting.........................................20

ARTICLE VI - VOLUNTARY CONTRIBUTIONS AND ROLLOVER
CONTRIBUTIONS
     6.1  Voluntary Contributions.........................21
     6.2  Rollover Contributions..........................21

ARTICLE VII - VALUATION
     7.1  Valuation of Trust Fund.........................22
     7.2  Notice of Value of Participant's Accounts.......22

ARTICLE VIII - PAYMENT OF ACCOUNT BALANCES
     8.1  Right to Benefits...............................23
     8.2  Time for Making Distributions...................23
     8.3  Form of Benefit.................................24
     8.4  General Limitation..............................25
     8.5  Persons Under Legal or Other Disability.........25
     8.6  Designation of Beneficiaries....................25
     8.7  Missing Participants or Beneficiaries...........25
     8.8  Spousal Consent.................................26
     8.9  Withdrawal Prior to Termination.................26
     8.10 Direct Rollovers and Withholding................26

ARTICLE IX - LIMITATIONS OF RIGHTS
     9.1  Non-Transferability of Benefits................28
     9.2  Employees' Rights; Limitations..................28

ARTICLE X - AMENDMENT; MERGER, CONSOLIDATION OR TRANSFER OF
ASSETS; TERMINATION
     10.1 Amendment.......................................29
     10.2 Merger, Consolidation or Transfer of Assets.....29
     10.3 Termination.....................................29
     10.4 Discontinuance of Contributions.................30
     10.5 Limitations.....................................30
     10.6 Notice of Amendment, Termination or Partial
     Termination..........................................30

ARTICLE XI - TRUST FUND
     11.1 Trust Agreement.................................31
     11.2 Trust Contributions.............................31
     11.3 Trust Fund Investments..........................31
     11.4 Investment Manager..............................31
     11.5 Investment of Participant Accounts..............31

ARTICLE XII - CLAIM AND REVIEW PROCEDURE
     12.1 Definitions.....................................33
     12.2 Claim Filing Procedure..........................33
     12.3 Consideration of Claim; Rendering of Decision...33
     12.4 Appellate Review Procedure......................34
     12.5 Limitation on Claims Procedure..................34
     12.6 Other Remedies..................................35
     12.7 Authorized Representatives......................36




ARTICLE XIII - ADMINISTRATION
     13.1 Allocation of Responsibility Among
     Fiduciaries..........................................36

     13.2 Trustees' Administration Responsibilities.......36
     13.3 Other Powers....................................36
     13.4 More Than One Trustee...........................37

ARTICLE XIV - TOP-HEAVY PROVISIONS
     14.1 Special Rules Applicable for Top-Heavy
     Plan Years...........................................38
     14.2 Definitions Relating to Top-Heavy
     Provisions...........................................39

ARTICLE XV - LOANS TO PARTICIPANTS
     15.1 Requirements for Loan...........................41
     15.2 Repayment.......................................42

ARTICLE XVI - MISCELLANEOUS
     16.1 Governing Law...................................43
     16.2 Information Returns.............................43
     16.3 Company Action..................................43
     16.4 Company Records.................................43
     16.5 No Guarantee of Interests.......................43
     16.6 Interpretations and Adjustments.................43
     16.7 Uniform Rules...................................43
     16.8 Evidence........................................43
     16.9 Waiver of Notice................................43
     16.10 Gender and Number..............................44

         ALBERTSON'S EMPLOYEES' TAX DEFERRED SAVINGS PLAN



    Second Amendment and Restatement Effective February 1, 1989



        THIS EMPLOYEES' TAX DEFERRED SAVINGS PLAN was originally established effective February 1, 1986 by Albertson's, Inc., a
Delaware corporation, and has since been amended from time to time.


                          WITNESSETH:


        Albertson's, Inc. does hereby amend and restate the ALBERTSON'S EMPLOYEES' TAX DEFERRED SAVINGS PLAN (the "Plan"), in its entirety, effective as of February 1, 1989. The Plan was established and is continued to provide funds for the benefit of eligible employees upon retirement, death, disability or termination of employment.

        Unless otherwise expressly provided, the amendments made to this Plan, as amended and restated effective February 1, 1989, shall apply only to periods which commence on or after February
1, 1989.

                            ARTICLE I

                           DEFINITIONS

        The following terms, when used in the Plan, shall have the meaning set forth below, unless a different meaning is plainly required by the context:

        "Affiliated Company" means the Company, and any other employer that is, along with the Company, a member of a controlled group of corporations or under common control (as defined in Section 414(b) and (c) of the Code), a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Company or any other entity required to be aggregated with the Company pursuant to regulations under
Section 414(o) of the Code.

        "Agent for Service" means the Trustees or any member thereof.

        "Authorized Absence" means any of the following periods of absence from employment from the Company:

           (a) layoffs, not in excess of 6 months, due to temporary closing or downturn of business,

           (b) leaves of absence authorized by the Company in accordance with standard personnel policies applied in a uniform and nondiscriminatory manner to all Employees similarly situated, and

           (c) military leave while the Employee's rights are protected by law; provided the Employee returns to employment with the Company immediately (but in the case of military leave, within the 90-day period following release or discharge from the military or within the period prescribed by applicable law, whichever is longer) upon the expiration of such periods of absence.

       "Beneficiary" means the person or persons who become entitled to receive payments in the event of the death of a Participant in accordance with the provisions of Section 8.7.

       "Code" means the Internal Revenue Code of 1986, as amended. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

       "Company" means Albertson's, Inc., a corporation organized and existing under the laws of the State of Delaware, or its successor or successors.

       "Compensation" means wages within the meaning of Section 3401(a) of the Code and all other payments of compensation received by an Employee from the Company for the Plan Year with respect to which the Company is required to furnish the Employee a written statement, (i.e., a Form W-2) under Section 6041 of the Code, together with any Salary Deferral Contributions made by the Company on behalf of the Employee that are not includible in gross income under 402(a)(8) of the Code. Provided, however, Compensation shall be reduced by all of the following items (even if includible in gross income): reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation, and welfare benefits. For purposes only of Article XIV, and for determining the limitations on Salary Deferral Contributions under Section 4.3 and allocations to Participants under Section 5.2, the term Compensation shall have the same meaning as provided in Section 1.415-2(d)(11)(i) of the Regulations. Only Compensation received by an Employee while a Participant shall be taken into account for purposes of Section
4.3. Notwithstanding the foregoing, effective for Plan Years beginning after December 31, 1988 and before January 1, 1994, Compensation shall not include amounts in excess of $200,000 (adjusted at the same time and in the same manner as permitted under Section 415(d) of the Code). For Plan Years beginning after December 31, 1993, the dollar limitation is $150,000 (adjusted in accordance with Section 401(a)(17)(B) of the Code). For purposes of applying the foregoing dollar limitations on Compensation, a Highly Compensated Employee who is a 5% owner or one of the ten most Highly Compensated Employees (ranked on the basis of Compensation for the Plan Year) of the Company and any lineal descendants who have not attained age 19 will be treated as a single Employee and the dollar limit will be allocated among the Highly Compensated Employee and affected individuals in proportion to each such individual's Compensation prior to the application of this limitation.

       "Disability" means the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration. Such Disability shall be determined based on the same criteria and in the same manner as provided for the determination of disability under either the Albertson's, Inc. Employees' Disability Benefits Plan or the Albertson's Southern Region Employees' Disability Benefits Plan.

       "Employee" means any individual who is employed by the Company. A person who is not employed by the Company but who provides services for the Company pursuant to an agreement between the Company and a leasing organization shall be considered a "leased employee" if such person performs such services on a substantially full-time basis for at least 12 months and the services are of a type historically performed by employees in the business field of the Company. A person who is considered a leased employee of the Company shall not be considered an Employee for purposes of the Plan but shall be considered an employee for purposes of the requirements of
Section 414(n)(3) of the Code. Notwithstanding the foregoing, if leased employees constitute less than 20 percent (20%) of the Company's nonhighly compensated work force within the meaning of

Section 414(n)(5)(C)(ii) of the Code, any leased employee covered by a plan described in Section 414(n)(5)(B) of the Code shall not be considered an employee of the Company for any purpose.

       "Enrollment Date" means, effective February 1, 1993, the first day of the next payroll period which is no less than ten days following the date the Salary Deferral Agreement is received by the Trustees. Prior to February 1, 1993, "Enrollment Date" means the February 1, May 1, August 1 and November 1 of each year which is no less than ten days following the date the Salary Deferral Agreement is received by the Trustees or such earlier date as may be approved by the Trustees in a nondiscriminatory manner.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "Family Member" means, with respect to a Participant, the Participant's spouse, the Participant's lineal descendants and ascendants and their spouses as described in Section 414(q)(6)(B) of the Code.

       "Fiduciary" means any person who: (a) exercises any discretionary authority or control respecting management of the

Plan or exercises any authority or control respecting management or disposition of the assets of the Plan, (b) renders investment advice for a fee or any other compensation, direct or indirect, with respect to any monies or other property of the Trust Fund, or has any authority or responsibility to do so, or (c) has any discretionary responsibility in the administration of the Plan and Trust.

       "Highly Compensated Employee" means an Employee or former
Employee described in Section 414(q) of the Code and the regulations thereunder. Generally, an Employee is considered a Highly Compensated Employee if the Employee is described in one or more of the following groups:

       (a)  An Employee who is a 5% owner, as defined in Section
415(i)(1)(A)(iii) of the Code, at any time during the determination year or the look-back year.

       (b) An Employee who receives Compensation in excess of $75,000 (indexed in accordance with Section 415(d) of the Code) during the look-back year.

       (c) An Employee who receives Compensation in excess of $50,000 (indexed in accordance with Section 415(d) of the Code) during the look-back year and is a member of a top-paid group (i.e., among the top 20% of Employers ranked on the basis of Compensation received during the year) for the look-back year.

       (d)  An Employee who is an officer, within the meaning of
Section 416(i) of the Code, during the look-back year and who received Compensation in the look-back year greater than 50% of the dollar limitation in effect under Section
415(b)(1)(A) of the Code for the calendar year in which the look-back year begins, or

       (e)  An Employee who is both described in paragraph (b),
(c) or (d) above when those paragraphs are modified to substitute the determination year for the look-back year and one of the 100 Employees who receive the most compensation from the Company during the determination year.

The determination year is the Plan Year. The look-back year is the prior Plan Year. Generally, a former Employee is considered a Highly Compensated Employee if the former Employee separated from service with the Company in a year prior to the Plan Year and was a Highly Compensated Employee in the year of separation from service or in any Plan Year after attaining age 55.

        "Investment Accounts" means those self-directed investment options established by the Trustees pursuant to
Section 11.5.

       "Investment Manager" means any Fiduciary who renders investment advice to the Committee or Trustee and: (a) is registered as an investment advisor under the Investment Advisers Act of 1940, (b) is a bank, as defined in that Act, or (c) is an insurance company qualified to manage, acquire or dispose of any trust asset under the laws of more than one state; and who has acknowledged in writing that he is a Fiduciary with respect to the Plan.

       "Named Fiduciary" means the Trustees.

       "Participant" means any Employee who becomes a Participant as provided in Article III hereof. Whether or not an Employee is eligible to be a Participant shall be determined by the Trustees.

       "Participant Account" means the account and subaccounts established and maintained for each Participant pursuant to
Article V.

       "Plan" means the plan set forth in and created by this document, and all subsequent amendments thereto.

       "Plan Year" means the fiscal year of the Plan and shall be the 12-month period commencing on February 1 and ending January
31.

       "Related Plan" means any defined contribution plan (as defined in Section 415(k) of the Code) maintained by the Company or by any other employer that is, along with the Company, a member of a controlled group of corporations or under common control (as defined in Section 414(b) and (c) of the Code, as modified by Section 415(h) thereof), by any member of an affiliated service group (as defined in Section 414(m) of the Code) or by any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.

       "Salary Deferral Agreements" means the agreements described in Section 4.2 pursuant to which the Company will make
Salary Deferral Contributions to the Plan.

       "Salary Deferral Contributions" means those contributions made by the Company as specified in applicable Salary Deferral
Agreements pursuant to Section 4.2.

       "Supplemental Company Contributions" means those contributions made by the Company pursuant to Section 4.5.

       "Trust" means the trust set forth in and created by the Albertson's Employees' Tax Deferred Savings Trust, as adopted effective February 1, 1986 and all subsequent amendments thereto.

       "Trust Fund" means all assets held by the Trustees for the Company under the Trust.

       "Trustees" means the trustee or trustees of the trust created pursuant to the Plan and any duly appointed and qualified successor trustee or trustees.

       "Valuation Date" means each date the Trust Fund is valued by the Trustees in accordance with Section 7.1.

                           ARTICLE II

                  SERVICE AND LEAVE OF ABSENCE

            2.1 Year of Service. "Year of Service" means a 12 consecutive month period during which an Employee has completed at least 1,000 Hours of Service (as defined in Section 2.3 below) with the Company. For purposes of participation under Article III of the Plan:

                2.1.1     An Employee will be deemed to have
       completed a Year of Service for the 12-month period commencing on his employment commencement date, and for each 12-month period commencing on an anniversary of his employment commencement date, if the Employee has completed 1,000 Hours of Service with the Company during each such 12-month period. Provided, however, if an Employee has a One Year Break in Service prior to becoming a Participant, this 2.1.1 shall no longer apply and Years of Service credited hereunder prior to such One Year Break in Service shall be disregarded if the number of consecutive One Year Breaks in Service equals or exceeds the greater of five or the number of Years of Service to his credit at the beginning of such One Year Break in Service.

                2.1.2     An Employee will be deemed to have
       completed a Year of Service for the 12-month period commencing on his reemployment commencement date, and for each 12-month period commencing on an anniversary of his reemployment commencement date, if the Employee has completed 1,000 Hours of Service with the Company during each such 12-month period. Provided, however, if an Employee has a One Year Break in Service prior to becoming a Participant, Years of Service credited hereunder prior to such One Year Break in Service shall be disregarded if the number of consecutive One Year Breaks in Service equals or exceeds the greater of five or the number of Years of Service to his credit at the beginning of the first such One Year Break in Service.

                2.1.3     For purposes of this Section 2.1, an
       Employee's employment commencement date is the first day for which the Employee is entitled to be credited with an Hour of Service, and an Employee's reemployment commencement date is the first day for which the Employee is entitled to be credited with an Hour of Service following a One Year Break(s) in Service.

           2.2 One Year Break in Service. The term "One Year Break in Service" means a 12 consecutive month period during which an Employee or Participant is credited with 500 or fewer Hours of Service with the Company. The 12-month period shall be that required to determine a Year of Service in Section 2.1. A Break in Service shall not be deemed to have occurred during any period of Authorized Absence.

           2.3 Hours of Service. The term "Hour of Service", with respect to any Employee, shall include:

                2.3.1     Each hour for which an Employee is
       paid, or entitled to payment, for the performance of duties for the Company or an Affiliated Company. These hours shall be credited to the Employee for the computation period or periods in which the duties are performed.

                2.3.2     Each hour for which an Employee is
       paid, or entitled to payment, by the Company or an Affiliated Company on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), lay off, jury duty, military duty or leave of absence. Hours under this paragraph shall be calculated and credited pursuant to Section 2530.200b-2 of the Department of Labor Regulations which are incorporated herein by this reference.

                2.3.3     Each hour for which back pay,
       irrespective of mitigation of damages, is either awarded or agreed to by the Company or an Affiliated Company. These hours shall be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made.

                2.3.4 Hours of Service shall be determined on the following basis: for hourly paid Employees, from records of the Company or Affiliated Company of hours worked and hours for which payment is made or due as determined under this Section 2.3, and for salaried Employees, on the basis of 48 hours per week, with an Employee receiving credit for a full week for each week during which he has one Hour of Service. An Employee shall not receive credit more than once for any Hour of Service.

                2.3.5     For purposes only of determining a One
           Year Break in Service:

                 (a) For any period of Authorized Absence, Hours of Service are determined on the basis of a 48-hour week or pro rata portion thereof.

                 (b) For any period of absence (i) by reason of the pregnancy of the Employee, the birth of a child of the Employee, or the placement of a child with the Employee in connection with the adoption of such child by the Employee or (ii) for purposes of caring for such child of the Employee for a period beginning immediately following such birth or placement, Hours of Service are determined under 2.3.5(c) and (d).

                 (c)  The hours to be credited as Hours of
           Service for purposes of 2.3.5(b) shall be those Hours of Service which otherwise would normally have been credited to the Employee under the Plan, except that if the Trustees are unable to determine the foregoing, 8 Hours of Service shall be credited to the Employee for each working day of such absence. Provided, that the total Hours of Service to be credited by reason of any one pregnancy or placement shall not exceed 501.

                 (d) The Hours of Service described in 2.3.5(b) and (c) shall be credited only to the computation period in which the period of absence begins if the Employee would be prevented from incurring a One Year Break in Service in such period solely because such period of absence is treated as Hours of Service hereunder, or, in any other case, in the immediately following computation period.

2.3.6     Provisions of this Section 2.3 shall be
       construed so as to resolve any ambiguities in favor of crediting an Employee with Hours of Service.

                          ARTICLE III

                  ELIGIBILITY AND PARTICIPATION

           3.1 Initial Participation Each Employee shall become a Participant in the Plan as of the date on which the Employee completes one Year of Service and attains age 21; provided he is an Employee as of the date he is to become a Participant. Notwithstanding the foregoing, every Employee who, as of the date he otherwise satisfies the participation requirements of this Section, is covered by a collective bargaining agreement, where the parties to such agreement engaged in good faith bargaining with respect to retirement benefits, shall be excluded from participation in the Plan. The preceding sentence shall not apply to any Employee covered by a collective bargaining agreement during any period when such agreement provides for participation in either the Albertson's Salaried Employees' Pension Plan or the Albertson's Employees' Corporate Pension Plan, or the successor of either plan.

           3.2 Termination of Participation A Participant shall continue to be such until the first to occur of the following events:

                3.2.1     Normal or Late Retirement.  The
       Participant retires from the employ of the Company on or after the date on which he attains age 62 years. Until actual retirement, a Participant shall continue to participate in the Plan.

                3.2.2     Disability Retirement.  The Participant
       retires or is retired from the employ of the Company because of Disability, irrespective of his age.

                3.2.3     Death.  The Participant dies.

                3.2.4     Resignation or Dismissal.  The
       Participant resigns or is dismissed from the employ of the Company before retirement in accordance with 3.2.1 or 3.2.2 above.

                3.2.5 Ineligible Employment. The Participant transfers employment to a position represented by a collective bargaining agreement, where the parties to such agreement engaged in good faith bargaining with respect to retirement benefits, unless the agreement provides for participation in either the Albertson's Salaried Employees' Pension Plan or the Albertson's Employees' Corporate Pension Plan, or the successor of either plan.

           3.3  Participation Following Re-Employment or
Ineligible Employment.

                3.3.1     Former Participants.  A former
       Participant shall become a Participant immediately upon his return to the employ of the Company or return to an eligible class of Employees.

                3.3.2     Transfer to Eligible Class of
       Employees. In the event an Employee who has never been a Participant because the Employee was not a member of the eligible class of Employees becomes a member of the eligible class, the Employee shall participate immediately if such Employee has satisfied the requirements of Section 3.1, and would have previously become a Participant had the Employee been in the eligible class.

                        ARTICLE IV

                  SALARY DEFERRAL CONTRIBUTIONS

           4.1 Amount of Contributions. For each Plan Year, the Company shall contribute to the Plan an amount equal to the total of all Salary Deferral Contributions for such Plan Year agreed to be made by the Company pursuant to Salary Deferral Agreements applicable to such Plan Year, subject to the limitations of
Section 4.2. However, in no event shall the total contribution for any Plan Year pursuant to this Section 4.1 exceed the amount deductible by the Company for such Plan Year for income tax purposes under the applicable provisions of the Code.

           4.2 Salary Deferral Agreements. A Participant may elect to enter into a written Salary Deferral Agreement with the Company effective as of the next Enrollment Date. Subject to
Section 3.1, a Salary Deferral Agreement will be applicable to all Plan Years, until otherwise modified, terminated or suspended as provided herein. The terms of any Salary Deferral Agreement shall provide that the Participant agrees to accept a reduction in Compensation from the Company equal to any whole percentage of his base Compensation, not to exceed 15% of such base Compensation and, effective for taxable years beginning after 1986, not to exceed $7,000 (as adjusted pursuant to Section 402(g)(5) of the Code) for any taxable year of the Participant. In consideration of such agreement, the Company shall make a Salary Deferral Contribution to the Plan on behalf of the Participant for each applicable Plan Year in an amount equal to the total amount by which the Participant's Compensation from the Company was reduced during the Plan Year pursuant to the Salary Deferral Agreement. In addition to other applicable provisions provided herein, Salary Deferral Agreements shall be governed by the following:

                4.2.1     A Salary Deferral Agreement shall apply
       to each Plan Year during which an effective Salary
       Deferral Agreement is on file with the Company.

                4.2.2     A Salary Deferral Agreement, and
       amendments thereto, shall be effective as of, and shall not apply to any payroll period preceding, the effective date specified therein, which date may not precede the next Enrollment Date. Notwithstanding the foregoing, an amendment to a Salary Deferral Agreement which terminates a Salary Deferral Contribution shall be effective as specified therein, without regard to Enrollment Dates.

                4.2.3     Anything to the contrary
       notwithstanding, the Company may amend or revoke its Salary Deferral Agreement with any Participant during or within 30 days after the close of the applicable Plan Year, if the Company determines that such revocation or amendment is necessary to insure that

       (a) a Participant's additions for any Plan Year will not exceed the limitations of Section 5.2, (b) a Participant's Salary Reduction Contributions do not exceed the limitations of this Section, or (c) the discrimination tests of Section 4.3 are met for such Plan Year. In the event that the discrimination tests of Section 4.3 are not otherwise satisfied with respect to the Plan Year, sufficient Salary Deferral Contributions shall be returned, pursuant to Section 4.4, to Highly Compensated Employees in a single sum so that the discrimination tests are satisfied.

                4.2.4     Except as specifically provided herein,
       a Salary Deferral Agreement applicable to any given
       Plan Year, once made, may not be revoked or amended by the Participant.

           4.3 Limitation on Salary Deferral Contributions. Anything elsewhere to the contrary notwithstanding, effective for Plan Years beginning after 1986, the actual deferral percentage for eligible Highly Compensated Employees for each Plan Year must bear a relationship to the actual deferral percentage for all other Participants for the Plan Year which meets either of the following tests:

                4.3.1     The actual deferral percentage for the
       group of eligible Highly Compensated Employees is not more than the actual deferral percentage of all other eligible Participants multiplied by 1.25; or

                4.3.2 The actual deferral percentage for the group of eligible Highly Compensated Employees is not more than two times the actual deferral percentage for all other Participants and the excess of the actual deferral percentage for the group of eligible Highly Compensated Employees over that of all other eligible Participants is not more than two percentage points.

An eligible Highly Compensated Employee or other Participant includes a Participant whose right to elect to receive Salary Deferral Contributions is restricted for failure to enter into a Salary Deferral Agreement or is suspended pursuant to Section 4.10(c). The actual deferral percentage for a specified group of Participants for a Plan Year shall be the average of the ratios (calculated separately for each Participant in such group) of (a) the amount of Salary Deferral Contributions actually paid over to the Plan on behalf of each such Participant for the Plan Year (i.e., amounts with respect to services performed by the Participant during the Plan Year and, but for the Salary Deferral Agreement, would have been paid to the Participant during the Plan Year or within two and one-half months after the close of the Plan Year), to (b) the Participant's Compensation for the Plan Year. Salary Deferral Contributions on behalf of Highly Compensated Employees (but not other Participants) which exceed the dollar limitation under Section 4.2 are included in the actual deferral percentage for the Plan Year to which they relate. The actual deferral percentage of a Highly Compensated

Employee who is a 5-percent owner or one of the ten most highly compensated Employees of the Company shall be determined by including Compensation and Salary Deferral Contributions of any Family Members in the Compensation and Salary Deferral Contributions of such Highly Compensated Employee (as if the family group were one Highly Compensated Employee) and such affected Family Members shall be disregarded in determining the actual deferral percentage of all other Participants. In all cases, the determination and treatment of the actual deferral percentage of any Participant shall satisfy such other requirements as may be required by regulations promulgated under the Code.

           4.4 Adjustment to Actual Deferral Percentage. If, at the end of any Plan Year, neither of the tests set forth in
Section 4.3 is satisfied for such Plan Year, the Salary Deferral Contributions made by the Company for such Plan Year on behalf of Highly Compensated Participants shall be reduced to the extent necessary to comply with one of the tests set forth in Section
4.3. Such reduction shall be made to the Salary Deferral Contributions of the Highly Compensated Employee electing the highest percentage of Salary Deferral Contributions until one of the tests set forth in Section 4.3 is satisfied or until such Participant's Salary Deferral Contributions are reduced to the same percentage level as the Highly Compensated Employee electing the second highest percentage of Salary Deferral Contributions. If further reductions are required, then both such Participants' Salary Deferral Contributions shall be reduced until one of the tests set forth in Section 4.3 is satisfied or until the two Participants' Salary Deferral Contributions are at the same percentage level as the Highly Compensated Employees electing the third highest percentage of Salary Deferral Contributions and such reductions shall continue to be made in a similar manner to the Highly Compensated Employees who elected the highest percentage of Salary Deferral Contributions to the lowest until one of the tests set forth in Section 4.3 is satisfied. The reductions in Salary Deferral Contributions, adjusted for income or loss, shall be allocated and distributed to the affected Highly Compensated Employees on or before April 15 following the end of the Plan Year, if feasible, but in no event later than the close of the Plan Year next following the Plan Year to which the Salary Deferral Contributions relate. If there is a loss allocable to such excess Salary Deferral Contributions, the reduction shall not then be less than the lesser of the Participant's Account or the Participant's Salary Deferral Contributions for the Plan Year. Salary Deferral Agreements entered into by all Participants who are not Highly Compensated Employees shall not be affected by this Section. The excess Salary Deferral Contributions of a Highly Compensated Employee subject to the Family Member aggregation rules of
Section 414(q)(6) of the Code shall be allocated among the Family Members in proportion to the Salary Deferral Contributions of each Family Member that is combined to determine the combined actual deferral percentage.

           4.5 Supplemental Company Contributions. The Company may contribute to the Plan a Supplemental Company Contribution in such amount as the Company, in its discretion, may determine. Supplemental Company Contributions may be made only if, and to the extent that, such contributions are necessary to satisfy one of the tests contained in Section 4.3 of the Plan. The Supplemental Company Contribution for any Plan Year shall be allocated to the Participant Account of each Participant on whose behalf Salary Deferral Contributions were made for such Plan Year; provided, no such allocation may be made to a Participant who is a Highly Compensated Employee. Such allocation shall be in the same proportion that each such Participant's Compensation for such Plan Year bears to the aggregate Compensation of such Participants for such Plan Year. Upon allocation to the Participant Accounts, the Supplemental Company Contribution shall be considered for all purposes of the Plan as Salary Deferral Contributions and be subject to all of the provisions of the Plan regarding Salary Deferral Contributions.

           4.6 Time for Payment. The Company may make payment of its contribution for a Plan Year in one sum or several installments. Salary Deferral Contributions shall be paid to the Trustees as of the earliest date on which such contributions can reasonably be segregated from the Company's general assets, but in any event within 90 days from the date on which such amounts would otherwise have been payable to the Participant in cash. Supplemental Company Contributions shall be paid to the Trustees within the 12-month period immediately following the close of such Plan Year.

           4.7  Duties of Trustees Regarding Company
Contributions.   All contributions made under the Plan by the
Company shall be delivered to the Trustees. The Trustees shall be accountable for all contributions received by it but shall have no duty to require any contributions to be delivered to it or to determine if the contributions received comply with the Plan.

           4.8 Return of Contributions. Notwithstanding anything herein to the contrary, upon the Company's request, a Company contribution which was made by a mistake of fact or conditioned upon the deductibility of the contribution under
Section 404 of the Code, shall be returned to the Company within one year after the payment of the contribution or the disallowance of the deduction (to the extent disallowed), whichever is applicable. Each contribution made by the Company pursuant to Sections 4.1 and 4.5 is made expressly contingent on the deductibility thereof for federal income tax purposes for the year with respect to which such contribution is made.

           If during any taxable year of a Participant beginning after 1986, the aggregate amount of his Salary Deferral Contributions under the Plan and any other qualified cash or deferred arrangement exceeds $7,000 (as adjusted pursuant to Section 402(g)(5) of the Code) then the amount of such excess shall be included in the Participant's gross income for the taxable year for which such deferrals relate. Anything elsewhere to the contrary notwithstanding, if prior to March 1 following the close of a Participant's taxable year, the Participant notifies the Trustees in writing that he requests a return of part or all of his Salary Deferral Contributions for the prior taxable year which exceed the $7,000 limit (as adjusted pursuant to Section 402(g)(5) of the Code), the Trustees may (but are not required to) return (not later than the first April 15 after the Participant's taxable year ends) the Participant's excess Salary Deferral Contributions, adjusted for any applicable Trust Fund gains or losses attributable to such excess Salary Deferral Contributions. The Participant's request will be limited solely to Salary Deferral Contributions deemed made in the immediately prior taxable year. The Trustees shall establish such rules and regulations as they deem necessary to carry out this Section.

           4.9 For Exclusive Benefit of Employees. Any and all contributions by the Company to the Plan, except as provided in
Section 4.8, shall be irrevocable, and neither such contributions nor any income therefrom shall be used for, nor diverted to, purposes other than for the exclusive benefit of Participants or their Beneficiaries under the Plan.

           4.10 Hardship Withdrawals During Employment. In the case of a financial hardship, a Participant may apply, in writing, to the Trustees for the immediate payment of part or all of the balance of his Salary Deferral Contributions. The only amounts available for hardship withdrawal are the sum of the Participant's Account balance as of January 31, 1989 and Salary Deferral Contributions made to such Account after that date. A financial hardship shall be deemed to result with respect to distributions for: (a) expenses for medical care (within the meaning of Section 213(d) of the Code) previously incurred by the Participant, his spouse, or dependents (within the meaning of Section 152 of the Code) or necessary for these persons to obtain medical care described in Section 213(d) of the Code; (b) costs directly related to the purchase (excluding mortgage payments) of a principal residence for the Participant; (c) payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant, his spouse, children or dependents (within the meaning of Section 152 of the Code); (d) payments necessary to prevent the eviction of the Participant from the Participant's principal residence or foreclosure of a mortgage on the principal residence of the Participant; and (e) such other circumstances announced by the Internal Revenue Service through the publication of revenue rulings, notices and other documents of general applicability.

           For the purpose of the foregoing, a financial hardship shall mean an immediate and heavy financial need that cannot be met from other resources of the Participant. A withdrawal shall be deemed to be necessary to satisfy an immediate and heavy financial need of the Participant if all of the following requirements are satisfied:

                (a)  the withdrawal is not in excess of the
           amount of the immediate and heavy financial need of the Participant (i.e., the need may include any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal);

                (b)  the Participant has obtained all
           distributions, other than hardship withdrawals, and all nontaxable loans currently available under all other plans maintained by the Company;

                (c)  the Participant's Salary Deferral
           Contributions under the Plan and his employee elective contributions and employee contributions, other than mandatory employee contributions to a defined benefit plan, under all other Company maintained qualified and nonqualified plans of deferred compensation, except health or welfare benefit plans, are suspended for 12 months following receipt of the hardship withdrawal; and

                (d)  the Participant's Salary Deferral
           Contributions for the Participant's taxable year immediately following the taxable year of the hardship withdrawal may not exceed $7,000 (as adjusted pursuant to Section 402(g)(5) of the Code for such next taxable year) less the amount of his Salary Deferral Contributions for the taxable year of the hardship withdrawal.

           The Trustees shall establish such rules as shall be appropriate to effectuate the foregoing provisions regarding hardship withdrawals.

                           ARTICLE V

              ACCOUNTS, ALLOCATIONS AND VESTING

           5.1 Participant Accounts. A separate Participant Account shall be established and maintained by the Trustees for each Participant. Each Participant Account will reflect the Participant's Salary Deferral Contributions together with the income, losses, appreciation and depreciation attributable thereto. Each Participant Account, as of each Valuation Date, will be adjusted to reflect all withdrawals and distributions, investment earnings and losses attributable thereto, and the then fair market value of the Trust Fund.

           5.2  General Limitation on Allocations to
Participants. Notwithstanding any other provisions of the Plan, the Annual Addition (defined in 5.2.3) credited to a Participant
Account for any Plan Year shall not exceed an amount equal to:

                5.2.1     The lesser of:

                     (a)   $30,000 or, if greater, one-fourth
                of the defined benefit dollar limitation set forth in Section 415(b)(1) of the Code as in effect for the limitation year; or

                     (b)   25 percent of the Compensation of the
                Participant for the limitation year.

           If the foregoing limitation is exceeded, the Participant's Annual Addition shall be reduced as provided in 5.2.4.

                5.2.2 If a Participant also participates in a defined benefit plan (as defined in Section 415(k) of the Code) maintained by the Company, the sum of the defined benefit plan fraction and the defined contribution plan fraction (as such terms are defined in Section 415(e) of the Code) shall not exceed 1.0 for any limitation year (defined in 5.2.5). Notwithstanding the foregoing, the Trustees may elect to apply a transition fraction to the defined contribution plan fraction in accordance with Section 415(e)(6) of the Code and also adjust the numerator of the defined contribution plan fraction pursuant to Treasury Regulation Section 1.415-7(d)(1) and questions T-6 and T-7 of Internal Revenue Service Notice 83-10. If the sum of the fractions exceeds 1.0, the Participant's Annual Addition shall be reduced as provided in 5.2.4.

                5.2.3     The Annual Addition described in 5.2.1
subject to the above limitations consists of the following:

                     (a)  The amount of any Company contributions
                (including Salary Deferral Contributions) credited to the Participant's Account under the Plan and the Participant's account under any Related Plan during the Plan Year;

                     (b)  The amount of any forfeitures credited
                to the Participant's account under any Related
                Plan during the Plan Year;

                     (c)  The amount of any contributions made by
                the Participant under any Related Plan during the Plan Year;

                     (d)  The amount allocated to the
                Participant's individual medical account, as defined in Section 415(l)(1) of the Code, under any Related Plan during the Plan Year; and

                     (e)  The amount attributable to
                post-retirement medical benefits allocated to the separate account of a Participant, who is a key employee (as defined in Section 419A(d)(3) of the Code), under a welfare benefit plan (as defined in Section 419(e) of the Code) maintained by the Company.

                5.2.4     Any increases in the value of a
           Participant's Account due to an increase in the fair market value of the Trust Fund are not subject to the limitations of 5.2.1. If as a result of the allocation of forfeitures under a Related Plan, a reasonable error in estimating a Participant's Compensation, a reasonable error in determining the amount of Salary Deferral Contributions that may be made on behalf of a Participant under the limits of
           Section 415 of the Code, or other limited facts and circumstances which justify the availability of this 5.2.4, it is determined that the Annual Addition to a Participant's Account would be in excess of the limitations contained in this Section, such Annual Addition shall be reduced, to the extent necessary to bring such Annual Addition within such limitations, in the following order:

                     (a)  Any Participant contributions made by
                the Participant under a Related Plan which are included in such Annual Addition shall be returned to a Participant and shall be treated as a withdrawal of Participant contributions; and

                     (b)  If there are no such Participant
                contributions, or if such Participant
                contributions are not sufficient to reduce the Annual Addition to the limitations contained herein, such Participant's Salary Deferral Contribution for the Plan Year, adjusted for earnings or losses, shall be distributed to the Participant to the extent necessary to reduce the Annual Addition to the limitation contained herein.

           The portion of any Salary Deferral Contribution which has been distributed to a Participant under this 5.2.4 for a Plan Year, shall not be taken into account for purposes of the limitations under Sections 4.2 and 4.3.

                5.2.5 For purposes of this Section, the term "limitation year" means the period to be used in determining the Plan's compliance with Section 415 of the Code and the regulations thereunder. The Company shall take all actions to ensure that the limitation year is the same period as the Plan Year.

           5.3  Vesting.  A Participant's interest in his
Participant Account shall be fully vested and nonforfeitable at all times.

                         ARTICLE VI

       VOLUNTARY CONTRIBUTIONS AND ROLLOVER CONTRIBUTIONS

           6.1 Voluntary Contributions. No Participant contributions shall be required or permitted under the Plan.

           6.2  Rollover Contributions.  No "rollover
contributions" to the Plan shall be permitted under the Plan.

                           ARTICLE VII

                            VALUATION

           7.1 Valuation of Trust Fund. The Trustees shall determine the fair market value of the Trust Fund as of the last day of each Plan Year (excluding the Company's contribution due as of that day and any amounts distributed to Participants whose participation was terminated during the period), and as of such other dates as may be determined by the Trustees, in such manner as the Trustees in their discretion shall prescribe but in accordance with a method consistently followed and uniformly applied.

           7.2 Notice of Value of Participant's Accounts. As soon as practicable after completion of the valuation provided for in Section 7.l as of the last day of each Plan Year, the Trustees shall give each Participant notice in writing of the fair market value of his Participant Account.

                         ARTICLE VIII

                 PAYMENT OF ACCOUNT BALANCES

           8.1 Right to Benefits. If a Participant retires, dies, resigns, is dismissed or terminates employment with the Company for any other reason, his Participant Account will become distributable to or for his benefit, or to or for the benefit of his Beneficiary, as the case may be, in accordance with Sections
8.2 and 8.3.

           8.2  Time for Making Distributions.

                8.2.1     If a Participant Account becomes
           distributable under Section 8.1, distribution of such Account will be made or commenced, subject to the requirements of this Section, as soon as is administratively practicable following the date the Participant's benefits become distributable. If the balance of the Participant Account distributable to a Participant or Beneficiary of a deceased Participant, is $3,500 or less, such Account shall be distributed in a lump sum in full satisfaction of the rights of the Participant or Beneficiary. If the balance of the Participant Account exceeds $3,500, distribution of such Participant Account shall not be made prior to the attainment of age 62 or death, whichever occurs first, unless the Participant consents in writing to such distribution. Unless the Participant elects otherwise, distribution of the Participant Account will be made or commenced no later than the 60th day next following the close of the Plan Year during which the Participant attains age 62 or terminates employment with the Company, whichever occurs last. Anything else to the contrary notwithstanding, distribution of the Participant Account will be made or commenced by April 1 of the calendar year following the calendar year in which the Participant attains 70-1/2 without regard to whether the Participant has terminated employment; provided that, prior to April 1, 1990, the foregoing shall only apply to 5% owners of the Company (within the meaning of Section 416(i) of the Code); and further provided, that a Participant, other than a 5% owner of the Company, who attained age 70-1/2 prior to 1988 shall have his Participant Account distributed or shall commence receiving distributions no later than April 1 of the calendar year following the calendar year in which the Participant terminates employment with the Company.
           If a Participant is eligible to share in any contribution or other amount not distributed pursuant to the foregoing provisions, such amount shall be distributed as soon as administratively practicable after the time such amount is allocated on his behalf.

                8.2.2     If the Participant dies before
           distribution of his Participant Account commences, the Participant Account shall be distributed within five years after the Participant's death except to the extent that the Beneficiary elects to receive distribution in accordance with (a) or (b) below:

                     (a)  The Participant Account payable to the
                Beneficiary may be distributed over a period not exceeding the life expectancy of the Beneficiary commencing no later than one year after the Participant's death.

                     (b)  If the Beneficiary is the deceased
                Participant's surviving spouse, the distribution of the Participant's Account may be delayed until the date the Participant would have attained age 70-1/2, at which time the Participant Account may be distributed over a period not exceeding the spouse's life expectancy. If the spouse dies before the distribution commences, the Participant Account shall be distributed as if the spouse had been the Participant.

                8.2.3 If part or all of a Participant Account is assigned to an alternate payee pursuant to a qualified domestic relations order within the meaning of Section 414(p) of the Code, distribution of the assigned portion of such Account may be made or commenced in accordance with this Section and Section
           8.3 without regard to whether the Participant has attained his "earliest retirement age" within the meaning of Section 414(p) of the Code. For purposes of the distribution of the assigned portion of the Participant Account, the alternate payee will be treated as if the alternate payee were a Participant.

           8.3 Form of Benefit. If a Participant Account becomes distributable by reason of the death of the Participant, distribution of the balance in the Participant Account shall be made in a single sum to the Participant Beneficiary. If a Participant's Account becomes distributable upon termination of participation in the Plan for any other reason, the Participant shall, according to uniform and nondiscriminatory rules, select one of the following methods of distribution.

                8.3.1     By payment in a lump sum; or

                8.3.2 By payment in a series of substantially equal annual or more frequent installments, or other method acceptable to the Trustees, over a period not exceeding the life expectancy of the Participant or the joint life expectancy of the Participant and his Beneficiary, or such shorter period as may be required so that the present value of the payments to be made to the Participant is more than 50% of the present value of the total payments to be made to the Participant and his Beneficiary.

Notwithstanding anything else to the contrary, benefits shall not be payable in the form of an annuity.

           8.4 General Limitation. Notwithstanding any of the foregoing to the contrary, all distributions under the Plan shall be made in conformance with the minimum distribution incidental benefit requirements of Code Section 401(a)(9) and the regulations thereunder.

           8.5 Persons Under Legal or Other Disability. In the event a Participant or Beneficiary is declared incompetent and a conservator or other person legally charged with the care of his person or of his estate is appointed, any benefits to which such Participant or Beneficiary is entitled shall be paid to such conservator or other person legally charged with the care of his person or of his estate. Except as provided above in this Section, when, in the opinion of the Trustees, a Participant or Beneficiary is in any way incapacitated so as to be unable to manage his financial affairs, the Trustees may make distributions to his legal representative or to a relative or friend of such person for his benefit.


           8.6 Designation of Beneficiaries. Each Participant from time to time, by signing a form furnished by the Company, may designate any person or persons to whom his benefits under the Plan are to be distributed if the Participant dies before receiving all of such benefits. If the Participant is married the Participant may not designate a Beneficiary other than the Participant's spouse unless the Participant's spouse makes a qualified consent as provided in Section 8.8. A beneficiary designation form will be effective only when the form is filed in writing with the Company while the Participant is alive and will cancel all beneficiary designation forms previously signed and filed by the Participant. If a Participant failed to designate a Beneficiary before his death as provided above, or if the Beneficiary designated by a deceased Participant dies before him or before complete distribution of his benefits, the Beneficiary designated shall be deemed to be the Participant's spouse, if the Participant was married at the time of his death. If the Participant was not married at the time of his death, the Trustees shall make distribution of the Participant's interest in the Trust Fund to the person or persons indicated below in the following order of priority:

                8.6.1     The issue of the Participant by right
           of representation.

                8.6.2     The parents of the Participant.

                8.6.3     The siblings of the Participant and
           their issue by right of representation.

                8.6.4     The executor, administrator or personal
           representative of the Participant's estate.

           8.7 Missing Participants or Beneficiaries. Each Participant and each designated Beneficiary must file with the Company from time to time in writing his post office address and each change of post office address. Any communication, statement or notice addressed to a Participant or Beneficiary at his last post office address filed with the Company will be binding on the Participant and his Beneficiary for all purposes of the Plan. If
(a) the Company or Trustees provide notice to a Participant or Beneficiary that he is entitled to a distribution, (b) the Participant or Beneficiary fails to claim his benefits under the Plan or make his whereabouts known to the Company or the Trustees within three calendar years after the notification, and (c) the Trustees have made reasonable efforts to locate the Participant or Beneficiary, the benefits under the Plan of the Participant or Beneficiary will be forfeited and applied as follows: first, to restore benefits to previously missing Participants or Beneficiaries pursuant to this Section 8.7 and second, any remaining amount shall be applied to reduce Company contributions under the Plan. The foregoing to the contrary notwithstanding, if a claim for benefits applied pursuant to the foregoing provisions is made by a previously missing Participant or designated Beneficiary who has not received such benefits and who would otherwise be entitled thereto, the Participant's benefits shall be restored and distributed under the applicable provisions of the Plan.

           8.8 Spousal Consent. The consent of a Participant's spouse required by an election under this Article VIII shall be irrevocable but shall not be effective unless the consent is in writing, it acknowledges the effect of such election and is witnessed by a Plan representative or a notary public. A consent to a designation of a Beneficiary other than the spouse must designate a Beneficiary which cannot be changed without spousal consent (unless the consent of the spouse expressly permits designations by the Participant without spousal consent). Any consent by a Participant's spouse shall be void if the Participant remarries. A consent shall not be required if it is established to the satisfaction of the Trustees that the spouse cannot be located or that there is some other circumstance precluding such consent as set forth in regulations under Section 417 of the Code. If the spouse is legally incompetent to give consent, the spouse's legal guardian, even if such guardian is the Participant, may give consent.

           8.9 Withdrawal Prior to Termination. A Participant, may make a one-time election to withdraw all or a portion of his Participant Account in a single sum at any time after attaining age 59-1/2; provided, that the Participant must give the Trustees at least ten days notice prior to such withdrawal (unless waived by the Trustees); provided further, that payment of the withdrawn amount shall be made according to uniform and nondiscriminatory rules. An election to make a withdrawal shall be in writing, signed by the Participant, and on such form or forms as the Trustees shall provide.

           8.10 Direct Rollovers and Withholding. Effective for distributions on or after January 1, 1993, notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section 8.10, a distributee may elect, at the time and in the manner prescribed by the Trustees, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

                8.10.1 An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of 10 years or more; any distribution to the extent such distribution is required under Section 410(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

                8.10.2  An eligible retirement plan is an
           individual retirement account described in
           Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution of the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

                8.10.3 A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

                8.10.4  A direct rollover is a payment by the
           Plan to the eligible retirement plan specified by the distributee.

                8.10.5  Within a reasonable time (i.e., no
           earlier than 90 days) prior to making an eligible rollover distribution, the Trustees shall provide the distributee with the written explanation described in
           Section 402(f) of the Code. The distribution may commence less than 30 days after the notice required under Section 1.411(a)-11(c) of the Treasury Regulations is given, provided that the Trustees clearly inform the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution, and the distributee, after receiving the notice, affirmatively elects a distribution. To the extent required by the Code and regulations thereunder, the Trustees shall withhold income tax on distributions from the Plan.

                           ARTICLE IX

                      LIMITATIONS OF RIGHTS

           9.1 Non-Transferability of Benefits. The interests of Participants and Beneficiaries under the Plan are not subject to the claims of their creditors and may not in any way be assigned, alienated or encumbered. The foregoing shall not apply to qualified domestic relations orders within the meaning of
Section 414(p) of the Code and Treasury Regulations thereunder. The Trustees shall adopt written rules and procedures relating to the administration of and payment pursuant to qualified domestic relations orders.

           9.2 Employees' Rights; Limitations. Neither the adoption of this Plan nor any modification thereof, nor the payment of any benefits, shall be construed as giving any Participant or other person any legal or equitable right against the Company or the Trustees, or in or to any property in the Trust Fund, except as provided herein, nor as enlarging, modifying or affecting the tenure or terms of employment of any Participant.

                           ARTICLE X

             AMENDMENT; MERGER, CONSOLIDATION OR
                TRANSFER OF ASSETS; TERMINATION

           10.1 Amendment. While the Company expects and intends to continue the Plan, it must necessarily reserve and reserves the right, subject to Section 10.5, to amend the Plan in whole or in part from time to time either retroactively or prospectively. Any amendment of this Plan by the Company shall be set forth in a written instrument executed on behalf of the Company by an officer duly authorized by the Board of Directors of the Company. Any recital in such amendment that the officer executing the instrument is authorized by the Board of Directors of the Company shall be accepted by the Trustees as proof of such authorization, and this Plan shall be deemed to have been amended to the extent therein set forth.

           10.2 Merger, Consolidation or Transfer of Assets. This Plan shall not be merged or consolidated with, nor shall any assets or liabilities be transferred to, any other plan, unless the benefits payable to each Participant if the Plan was terminated immediately after such action would be equal to or greater than the benefits to which such Participant would have been entitled if this Plan had been terminated immediately before such action.

           10.3  Termination.

                10.3.1  The Plan will terminate on the first to
           occur of the following:

                      (a)  The date the Plan is terminated by the
                Company;

                      (b)  The date the Company is judicially
                declared bankrupt or insolvent; or

                      (c)  The dissolution, merger, consolidation
                or reorganization of the Company, or the sale by the Company of all or substantially all of its assets, except that, subject to the provisions of
                Section 10.2, in any such event arrangements may be made whereby the Plan will be continued by any successor to the Company or any purchaser of all or substantially all of the Company's assets, in which case the successor or purchaser will be substituted for the Company under the Plan.

                10.3.2 On termination of the Plan in accordance with 10.3.1, or on partial termination of the Plan by operation of law, any adjustments required under the Plan as of the last day of the Plan Year coincident with or next following such termination or partial termination shall be made. The Trustees shall then make distribution of such benefits in accordance with
           Article VIII. All appropriate accounting provisions of the Plan will continue to apply until the benefits of all affected Participants have been distributed to them.

           10.4 Discontinuance of Contributions. The Company shall have the right at any time to discontinue its contributions hereunder. The Trustees shall continue to make distributions of benefits from time to time in accordance with Article VIII. All appropriate accounting provisions of the Plan will continue to apply until the benefits of all affected Participants have been distributed to them.

           10.5  Limitations.

                10.5.1 No amendment, modification or termination of this Plan shall reduce the vested interest of any Participant or cause any part of the Trust Fund to revert to the Company (except as may be specifically provided elsewhere in the Plan with respect to the return of Company contributions) or to be used for or diverted to or for the benefit of anyone other than Participants in the Plan and their Beneficiaries, including for this purpose former Participants and their Beneficiaries. For purposes of this paragraph, a Plan amendment which has the effect of (a) eliminating or reducing an early retirement benefit or a retirement-type subsidy, or (b) eliminating an optional form of benefit, with respect to benefits attributable to service before the amendment, shall be treated as reducing vested interests. In the case of a retirement-type subsidy, the preceding sentence shall apply only with respect to a Participant who satisfies (either before or after the amendment) the pre-amendment conditions for the subsidy.

                10.5.2  No amendment may change the vesting
           schedule.

                10.5.3 The rights, duties or responsibilities of the Trustees shall not be changed without their written consent.

           10.6  Notice of Amendment, Termination or Partial
Termination. Affected Participants will be notified by the Company of an amendment, termination or partial termination of the Plan within a reasonable time.

                           ARTICLE XI

                           TRUST FUND

           11.1 Trust Agreement. The Company will enter into a Trust Agreement with the Trustees providing for the administration of the Trust Fund in such form and containing such provisions as the Company deems appropriate, including, but not by way of limitation, provisions with respect to the powers and authority of the Trustees, and the authority of the Company to amend or terminate the Trust Agreement or to change Trustees and to settle accounts of the Trustees on behalf of all persons having an interest in the Trust Fund.

           11.2 Trust Contributions. The Trustees will not be responsible in any way for the collection of contributions provided for under this Plan. The Trustees will accept and hold under the Trust Agreement such contributions as they may receive from time to time from the Company. All contributions under the Plan will be paid over to the Trustees and will be held and administered under the Trust Agreement together with the income therefrom, for use in providing the benefits of the Plan. The Company will have no liability for the payment of benefits under the Plan.

           11.3 Trust Fund Investments. The Trustees shall have the power to invest and reinvest the Trust Fund only as provided in the Trust Agreement.

           11.4 Investment Manager. The Company shall appoint an Investment Manager or Managers with respect to the portion of the Trust Fund not to be invested in Company common stock. The Trustees shall not be liable for the acts or omissions of any Investment Manager so appointed.

           11.5  Investment of Participant Accounts.  In
accordance with uniform rules of general application established by the Trustees, each Participant shall have the right to designate the Investment Accounts in which the Trustees are to invest the Participant's Account. A Participant may elect to transfer amounts between any of the Investment Accounts at such time, in such manner, and in such form as the Trustees may prescribe through uniform and nondiscriminatory rules. The Trustees may establish minimum amounts transferable out of any one Investment Account. Unless the Trustees provide otherwise, a designation or change in designation shall be effective as soon as is administratively feasible after the Valuation Date next following receipt by the Trustees of the notice of the designation or change in designation. Any election to change Investment Accounts by any Participant shall, on its effective date, cancel any prior election. The Trustees may limit the right of a Participant (i) to increase or decrease his contributions to a particular Investment Account, (ii) to transfer amounts to or from a particular Investment Account, or

(iii) to transfer amounts between particular Investment Accounts, if it determines that such limitation is necessary or desirable to establish or maintain an Investment Account. In accordance with Section 13.2, the Trustees may promulgate separate accounting and administrative rules to facilitate the establishment or maintenance of an Investment Account.

                11.5.1 No Member Election. If a Participant does not make a written election of Investment Account, then the Trustees shall invest the Participant Account of such Participant in the Investment Account which, in the opinion of the Trustees, best protects principal.

                11.5.2  Facilitation.  Notwithstanding any
           instruction from any Participant for investment of funds in an Investment Account as provided for herein, the Trustees shall have the right to hold uninvested or invested in a short term investment fund any amounts intended for investment or reinvestment until such time as investment may be made in accordance with the Plan and the Trust.

                11.5.3 Valuations and Allocations of Gain or Loss. The Trust Fund and each Investment Account shall be valued by the Trustee at fair market value as of each Valuation Date. Any increase or decrease in the market value of each Investment Account of the Trust Fund since the preceding Valuation Date and all income earned, expenses incurred and realized profits and losses, shall be determined in accordance with accounting methods uniformly and consistently applied and shall be added to or deducted from the Participant Account of each Participant based on the amount of the Participant Account in such Investment Account at the prior Valuation Date in accordance with non-discriminatory procedures and rules adopted by the Trustees. Participant Accounts shall be reduced by any distributions during the period prior to allocation of gain or loss. At the Trustees' discretion uniformly applied, administrative expenses directly connected or associated with a particular Participant Account may be charged to the Account. Notwithstanding the foregoing, allocation shall not be required to the extent the Trust Fund, or any Investment Account thereof, is administered in a manner which permits separate valuation of each Participant's interest therein without separate incremental cost to the Plan or the Trustees otherwise provides for separate valuation.

                11.5.4  Provisions Optional.  Nothing herein
           shall require the Trustees to establish or maintain Investment Accounts. If no Investment Accounts are maintained, the Trust Fund shall be administered as a unit.

                            ARTICLE XII

                     CLAIM AND REVIEW PROCEDURE

           12.1  Definitions.  For the purposes of the Claims
Procedure described in this Article, the following definitions shall apply:

                12.1.1 "Claim" refers to a request by a Claimant in accordance with this Article for a benefit under this Plan.

                12.1.2 "Claimant" refers to any Participant of this Plan and to any Beneficiary who is either in pay status on the date of a Claim is submitted hereunder or who as of such date claims to be entitled to receive a benefit under this Plan.

           12.2 Claim Filing Procedure. Each Claimant shall have the right to submit a Claim with respect to a benefit sought hereunder. Such Claim shall be in writing, signed by the Claimant under oath, and addressed and delivered to the Trustees either personally or by certified or registered mail, return receipt requested. The Claim shall state with particularity:

                12.2.1  The benefit claimed;

                12.2.2  The provisions of the Plan and the
           particular provisions of law, if any, upon which the Claimant relies in support of his Claim; and

                12.2.3  All facts believed to be relevant in
           connection with such Claim.

           12.3 Consideration of Claim; Rendering of Decision. Upon receipt of a Claim hereunder, the Trustees shall consider the merits of the Claim and shall within 90 days from the receipt of the Claim render a decision on the merits and communicate the same to the Claimant. In the event the Trustees deny the Claim in whole or in part, the Claimant shall be so notified in writing, which shall set forth the following in a manner reasonably calculated to be understood by the Claimant:

                12.3.1  The reason or reasons for rejection of
           the Claim;


                12.3.2  The provisions of the Plan and the
           particular provisions of law, if any, relied upon in reaching such determination;

                12.3.3  A description of any additional
           information needed from the Claimant in order for him to perfect his Claim; and

                12.3.4  A statement outlining the Appellate
           Review Procedure as set forth in Section 12.4.

The failure of the Trustees to render a decision on the merits of a Claim shall be deemed to be a denial of such Claim; notice of such denial shall be deemed to have been given to the Claimant on the 90th day from receipt by the Trustees of the Claim.

           12.4 Appellate Review Procedure. Where a Claim has been or is deemed denied, the Claimant shall have the right within 60 days after the date he receives or is deemed to have been given notice that his Claim has been rejected, in whole or in part, to an Appellate Review Procedure as set forth herein. Such procedure shall enable the Claimant to appeal from an adverse decision by delivering a written request for an appeal to the Trustees either personally or by certified or registered mail, return receipt requested. Such request shall set forth the reasons why the Claimant believes the decision rejecting his Claim is erroneous and shall be signed by the Claimant under oath. Within 30 days after such request is received, the Trustees may conduct a full and fair review of the entire Claim at a hearing, de novo, at which the Trustees may invite the Claimant to present his views with respect to the merits of the Claim. In addition, the Claimant may submit issues and comments in writing to the Trustees for consideration and may review pertinent documents. A decision with respect to the merits of the Claim shall be rendered by the Trustees not later than 60 days after the delivery of the written request for an appeal hereunder, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing, and then not later than 120 days after receipt of the request. The Claimant shall be notified in writing of the Appellate Review decision, which shall include specific reasons believed to support such decision, including specific references to provisions of this Plan and of law, shall be written in a manner reasonably calculated to be understood by the Claimant and shall be delivered to the Claimant.

           12.5  Limitation on Claims Procedure.

                12.5.1 Insofar as the same is consistent with regulations promulgated under Section 503 of the ERISA, relating to Claims Procedures, any Claim under this Claims Procedure must be submitted within 18 months from the earlier of (1) the date on which the Claimant learned of facts sufficient to enable him to formulate such Claim, or (2) the date on which the Claimant should reasonably have been expected to learn the facts sufficient to enable him to formulate such Claim. For this purpose, the first date on which any document that is filed with any governmental organization is either given to or made available (under law) to a Participant or beneficiary (in pay status), and which discloses facts sufficient to enable a reasonable person to formulate a Claim hereunder, shall be conclusively deemed to be the date on which the Claimant should reasonably have been expected to learn the facts sufficient to enable him to formulate such a Claim. Claims submitted after such period shall be deemed to have been waived by the Claimant and shall thereafter be wholly unenforceable.

                12.5.2 No statute of limitations set forth under either Section 413 of the ERISA, or any other applicable provision of law, shall be deemed to be extended in any way by the period of limitations set forth herein with respect to this Plan's Claims
           Procedure.

           12.6 Other Remedies. No action shall be commenced under Section 502(a)(1)(B) of the ERISA until the Claimant shall first have exhausted the Claims Procedure available to him hereunder, provided that such Claimant would not have been irreparably and materially harmed by any delay occasioned by this Claims Procedure.

           12.7 Authorized Representatives. All references in this Article to Claimant shall include representatives who are duly authorized as such, in writing, which authorization shall have been delivered to the Trustees at some stage of the Claims

Procedure. After such written authorization is delivered to the Trustees, copies of all subsequent communications with the Claimant and decisions with respect to his Claim shall be delivered to the authorized representative, as well as to the Claimant.

                           ARTICLE XIII

                          ADMINISTRATION

           13.1 Allocation of Responsibility Among Fiduciaries. The Fiduciaries shall have only those specific powers, duties, responsibilities and obligations as are specifically given them under the Plan. In general, the Company shall have the sole responsibility for making the contributions necessary to provide benefits under the Plan, and shall have the sole authority to appoint and remove the Trustees, and to amend or terminate the Plan, in whole or in part. The Trustees shall have the sole responsibility for the administration of the Plan, which responsibility is specifically described in the Plan. In addition, the Trustees shall have the sole responsibility for the administration and management of the Trust Fund. Each Fiduciary warrants that any directions given, information furnished, or action taken by it shall be in accordance with the provisions of the Plan authorizing or providing for such direction, information or action. Furthermore, each Fiduciary may rely upon any such direction, information or action of another Fiduciary as being proper under the Plan, and is not required to inquire into the propriety of any such direction, information or action. It is intended under the Plan that each Fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under the Plan and shall not be responsible for any act or failure to act of another Fiduciary. No Fiduciary guarantees the Trust Fund in any manner against investment loss or depreciation in asset value.

           13.2 Trustees' Administration Responsibilities. The Trustees shall have the responsibility for the general administration of the Plan. They shall have the power and duty to do all things necessary or convenient to effect the intent and purposes of the Plan and not inconsistent with any of the provisions hereof, whether or not such powers and duties are specifically set forth herein, and in amplification of the foregoing and not in limitation thereof, the Trustees shall have the power to construe the Plan, to make such investigations as they may deem necessary, to determine all questions arising hereunder. In addition, the Trustees shall have the responsibility for the reporting and disclosure requirements under ERISA permitted to be done by plan administrators. Decisions of the Trustees made in good faith upon any matters within the scope of its authority shall be final and binding on the Company, Plan Participants, their Beneficiaries and all others. The Trustees at all times, in making and carrying out their decisions and directions, shall act in a uniform and nondiscriminatory manner and may, from time to time, prescribe and modify uniform rules of interpretation and administration.

           13.3 Other Powers. In addition to the foregoing, the Trustees shall have the following powers:

                13.3.1 To appoint or employ such accountants, legal counsel, specialists or other agents, persons or firms as they deem necessary or desirable in connection with the administration of the Plan and to delegate to such persons any powers and duties, both ministerial and discretionary, as the Trustees deem appropriate.

                13.3.2 To prescribe procedures to be followed by Participants and Beneficiaries filing applications for benefits.

                13.3.3  To receive from the Company and from
           Participants such information as shall be necessary for the proper administration of the Plan.

           13.4  More Than One Trustee.

                13.4.1 The Company may, by action of the Board of Directors of the Company, from time to time change the number of Trustees hereunder and appoint additional Trustees to fill the vacancies caused by such increase. The Trustees may be members of the Board of Directors of the Company, officers or Employees of the Company, or any other person.

                13.4.2  In the event there is more than one
           Trustee, the Trustees shall act by a majority of their number, either at a meeting, or by writing, telegram, cablegram or other communication without a meeting. The Trustees may elect a Chairman from among their number and may appoint a Secretary who need not be a Trustee. Any act of the Trustees shall be sufficiently evidenced if certified by not less than a majority of the Trustees then serving or by the person then holding the office of Secretary. Any Trustee may authorize in writing any other Trustee to act in his stead and on his behalf in his absence.

                           ARTICLE XIV

                     TOP-HEAVY PROVISIONS

           14.1  Special Rules Applicable for Top-Heavy Plan
Years.   The special rules of this Article shall apply to any
Top-Heavy Plan Year and shall supersede any conflicting provisions elsewhere in the Plan.

                14.1.1  Since Section 5.3 provides that a
           Participant's interest in his Participant Account is fully vested and nonforfeitable at all times, the vesting requirements of Section 416(b) of the Code are satisfied whether or not the Plan is a Top-Heavy Plan.

                14.1.2 For any Top-Heavy Plan Year, the amount allocated to each Non-Key Employee who is employed by the Company on the last day of the Plan Year, under this Plan and any other defined contribution plan included in the Required Aggregation Group, shall not be less than the lesser of 3% of his Compensation for that Plan Year, or the largest percentage, as a percentage of the Key Employee's Compensation for that Plan Year, allocated to any Key Employee for that Plan Year. The foregoing minimum benefit shall be determined without regard to (a) contributions under the Federal Insurance Contributions Act or similar state or federal laws, (b) the number of Hours of Service credited to the Participant during the Plan Year, (c) whether the Participant's Compensation is less than a stated amount and (d) whether the Participant made an otherwise mandatory contribution to the Plan. If a Participant is also covered by a defined benefit Top Heavy Plan sponsored by the Company, the minimum benefit required by this subsection shall be satisfied by providing the required minimum benefit under the defined benefit plan offset by the benefits provided under this Plan and any other defined contribution plan maintained by the Company.

                14.1.3 The limitation on contributions shall be applied by substituting "1.0" for "1.25" in computing the defined benefit plan fraction and the defined contribution plan fraction for purposes of 5.2.3.

           This rule shall not apply, however, if the Plan is not a Super Top-Heavy Plan and each Participant who is not a Key Employee accrues the minimum defined benefit accrual (defined in Section 416(c)(1) of the Code as modified by Section 416(h)(2)(A)(ii)(I) Code) for that year under any defined benefit plan maintained by the Company or an Affiliated Company offset by the benefits provided under this Plan and any other defined contribution plan maintained by the Company or an Affiliated Company.

           14.2  Definitions Relating to Top-Heavy Provisions.
The following terms, when used in this Article, shall have the meaning set forth below, unless a different meaning is plainly required by the context:

            "Determination Date" means the last day of the preceding Plan Year or the last day of the first Plan Year.

            "Key Employee" means each Employee or former Employee
(and his Beneficiary) who at any time during the five Plan Years ending on the Determination Date:

                (a)  Was an officer of the Company or an
           Affiliated Company (but only if he had Compensation greater than 50% of the dollar amount an effect under
           Section 415(b)(1)(A) of the Code for the Plan Year),

                (b)  Was one of the ten Employees owning the
           largest interest of the Company and its Affiliated Companies (but only if he had Compensation greater than the dollar amount in effect under Section 415(c)(1)(A) of the Code for the Plan Year),

                (c)  Owned at least 5% of the Company's
           outstanding shares of stock or at least 5% of the total combined voting power of the Company's shares of stock, or

                (d)  Owned at least 1% of the Company's
           outstanding shares of stock or at least 1% of the total combined voting power of the Company's shares of stock and had Compensation of more than $150,000 from the Company and/or any Affiliated Company.

           The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the regulations thereunder.

           "Non-Key Employee" means any Employee or former
Employee who is not a Key Employee.

           "Permissive Aggregation Group" means all qualified employee pension benefit plans (within the meaning of ERISA) in the Required Aggregation Group and any qualified employee pension benefit plans sponsored by the Company or an Affiliated Company which are not part of the Required Aggregation Group, but which satisfy the requirements of Sections 401(a)(4) and 410 of the Code when considered together with the Required Aggregation Group, and which the Company elects to include in the Permissive Aggregation Group.

           "Required Aggregation Group" means the Plan and any other qualified employee pension benefit plan sponsored by the Company or an Affiliated Company in which a Key Employee participates, or which enables the Plan to meet the requirements of Sections 401(a)(4) or 410 of the Code.

           "Super Top-Heavy Plan" means this Plan if it would constitute a Top-Heavy Plan if "90%" is substituted for "60%" wherever it appears in the definition of Top-Heavy Plan and Top-Heavy Group.

           "Top-Heavy Group" means all plans of the Company and any Affiliated Company in the Required Aggregation Group and any other qualified employee pension benefit plan of the Company and any Affiliated Company which the Company elects to aggregate as part of a Permissive Aggregation Group if, on any Determination Date, the Value of all Key Employees' accrued benefits under those plans exceeds 60% of the Valuation Amount of all Participants' accrued benefits.

           "Top-Heavy Plan" means this Plan if, on any Determination Date, the Value of Key Employees' accrued benefits exceeds 60% of all Participants' accrued benefits. If a Participant or former Participant has not performed any services for any Participating Company at any time during the five-year period ending on the Determination Date, the accrued benefits for such individuals shall be disregarded for purposes of determining whether the Plan is a Top-Heavy Plan.

           "Top-Heavy Plan Year" means any Plan Year during which the Plan is a Top-Heavy Plan or part of a Top-Heavy Group.

           "Value" means, in the case of a defined benefit plan, the present value of the cumulative accrued benefits and, in the case of a defined contribution plan, the Participant's account balance adjusted for contributions due as of the Determination Date. Value shall be determined as of the most recent valuation date which is within the 12-month period ending on the Determination Date. For purposes of determining the present value of cumulative accrued benefits and account balances, distributions made during the five Plan Years ending on the Determination Date shall be taken into account. The determination of Value will be made in accordance with Section 416(g) of the Code and the regulations thereunder.

                            ARTICLE XV

                      LOANS TO PARTICIPANTS

           15.1 Requirements for Loan. Effective for Plan Years beginning on or after February 1, 1993, upon the written application of any Participant or Beneficiary who is a "party in interest" (within the meaning of Section 3(14) of ERISA) with respect to the Plan, the Trustees, in accordance with uniform and nondiscriminatory rules, may authorize a loan or loans to such Participant or Beneficiary. All such loans shall:

                15.1.1  Be considered a part of the Trust Fund,
           but shall be allocated as a segregated investment of the Participant Account.

                15.1.2  Be made available on a reasonably
           equivalent basis to all Participants and Beneficiaries who are a "party in interest" with respect to the Plan, except that the Trustees may make reasonable distinctions based on state or local laws affecting payroll deductions and other factors that may adversely affect the ability to assure repayment through payroll deduction or other repayment arrangements satisfactory to the Trustees.

                15.1.3  Not be made available to Highly
           Compensated Employees, officers or shareholders of the Company in any amount (determined as a percentage of a Participant Account) greater than the amount available to other Employees.

                15.1.4  Bear a rate of interest commensurate to
           the rate of interest charged by lending institutions on similar type loans as of the date of the loan.

                15.1.5 Be secured by the assignment of 50% of the Participant's or Beneficiary's entire right, title and interest in and to the Trust Fund, and evidenced by the Participant's promissory note for the amount of the loan, including interest, payable to the order of the Trustees.

                15.1.6  Provide for repayment within 5 years of
           the date of the loan.  Provided that, the maximum

           repayment period may not be more than 10 years in the event the proceeds of the loan are to be used to acquire any dwelling unit to be used within a reasonable time (determined at the time the loan is made) as the principal residence of the Participant.

                15.1.7  Provide for substantially level
           amortization of such loan (with payments not less frequently than quarterly) over the term of the loan.

                15.1.8 Each borrowing Participant or Beneficiary shall, as a condition of receiving a loan hereunder, specify in his loan application the Investment Accounts in which his Participant Account is invested for which any loan shall be paid and the allocation of the loan proceeds among such Investment Accounts. The proceeds of each such loan shall be withdrawn from the Investment Accounts specified by the Participant or Beneficiary.

                15.1.9 Be an amount which, when added to all loans outstanding to the Participant under the Plan and any Related Plan, does not exceed the lesser of:
           (i) $50,000 reduced by the excess (if any) of: (I) the highest outstanding balance of loans from the Plan during the one year period ending on the day before the date on which such loan was made, over (II) the outstanding balance of loans from the Plan on the date on which such loan was made or (ii) 50% of the vested portion of the Participant Account.

                15.1.10 Be subject to such policies which may be established by the Trustees, including requirements regarding payroll deduction and other repayment arrangements, loan origination and maintenance fees, limits on number of loans and minimum loan amounts.

           15.2 Repayment. Each loan shall be repayable by payroll deduction. If, for any reason, repayment of any loan granted to a Participant pursuant to this Article XV can no longer be made by means of payroll deduction, including but not limited to separation from service, and such Participant does not, immediately upon the request of the Trustees, make satisfactory arrangement for payment for the outstanding balance of such loan, such loan shall be considered in default with the outstanding balance of such loan immediately due and payable. Upon such default, the Participant's interest in his Participant Account, as security for such loan, shall be reduced by the amount of such outstanding balance and such reduction shall be treated as a distribution under this Plan. Notwithstanding the foregoing, the Participant's Account shall not be reduced in satisfaction of the outstanding loan balance unless or until such Participant has separated from service or unless such Participant qualifies for a hardship distribution pursuant to Section 4.10. No distribution shall be made to any Participant, former Participant or Beneficiary unless and until all unpaid loans, including accrued interest thereon, have been repaid. If, at the time benefits are to be distributed to a Participant, former Participant or Beneficiary, there remains any unpaid balance of a loan hereunder, such unpaid balance shall immediately become due and payable in full. The unpaid balance, together with unpaid interest, shall be deducted from the Participant's Account prior to distribution.

                          ARTICLE XVI

                         MISCELLANEOUS


           16.1 Governing Law. Notwithstanding any other provisions of the Plan, the Trustees shall administer the Plan in conformity with the applicable laws of the State of Idaho and of the United States (including ERISA) and all rules and regulations from time to time promulgated under the authority of such laws.

           16.2 Information Returns. The Company shall furnish the Trustees all data and information which is necessary to enable the Trustees to file returns and reports required by the Internal Revenue Service and the Department of Labor.

           16.3  Company Action.  Any action required or
permitted to be taken by the Company may be taken on behalf of the Company by any officer of the Company.

           16.4 Company Records. Records of the Company as to an Employee's or Participant's period of employment, termination of employment and the reason therefor, leaves of absence, re-employment and compensation will be conclusive on all persons, unless determined by the Trustees to be incorrect.

           16.5 No Guarantee of Interests. Neither the Trustees nor the Company in any way guarantees the Trust Fund from loss or depreciation, nor do they guarantee any payment to any person. The liability of the Trustees and the Company to make any payments hereunder is limited to the available assets of the Trust Fund.

           16.6 Interpretations and Adjustments. To the extent permitted by law, an interpretation of the Plan and a decision on any matter within the Trustees' discretion made in good faith is binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Trustees shall make such adjustment on account thereof as they consider equitable and practicable.

           16.7 Uniform Rules. In the administration of the Plan, uniform rules will be applied to all Participants similarly situated.

           16.8 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable and signed, made or presented by the proper party or parties.

           16.9 Waiver of Notice. Any notice required under the Plan may be waived by the person entitled to notice.

           16.10 Gender and Number. Except where otherwise clearly indicated by the context, the masculine and the neuter shall include the feminine and the neuter, the singular shall include the plural, and vice-versa.

           IN WITNESS WHEREOF, the Company has caused its officer, duly authorized by its Board of Directors, to execute this instrument this 23rd day of June, 1994.

                              ALBERTSON'S, INC.


                              By Gary G. Michael
                                 Gary G. Michael

                              Its Chairman of the Board and
                                  Chief Executive Officer



ATTEST:


Dean J. Snow
Dean J. Snow
Vice President, Personnel and
Employee Benefits










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